Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”), dated as of October 19, 2009, is made by and among ENTERPRISE ACQUISITION CORP., a Delaware corporation (“Enterprise”), and VICTORY PARK CAPITAL ADVISORS, LLC, on behalf of one or more entities for which it acts as investment manager and other purchasers acceptable to Victory Park Capital Advisors, LLC and Enterprise (“Victory Park”).

WHEREAS, Enterprise was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business (“Business Combination”);

WHEREAS, Enterprise consummated an initial public offering in November 2007 (“IPO”) in connection with which it raised gross proceeds of approximately $250 million, a significant portion of which was placed in a trust account maintained by Continental Stock Transfer and Trust Company pending the consummation of a Business Combination, or the dissolution and liquidation of Enterprise in the event it is unable to consummate a Business Combination on or prior to November 7, 2009;

WHEREAS, Enterprise has entered into that certain Agreement and Plan of Merger, dated July 29, 2009, among Enterprise, ARMOUR Residential REIT, Inc. (“ARMOUR”), and ARMOUR Merger Sub Corp., a Delaware corporation (“Merger Sub Corp.”) and a wholly-owned subsidiary of ARMOUR (the “Merger Agreement”), pursuant to which (i) Merger Sub Corp. will merge with and into Enterprise with Enterprise surviving the merger and becoming a wholly-owned subsidiary of ARMOUR and (ii) holders of Enterprise securities at the time of the merger will be security holders of ARMOUR (the “Merger”); and

WHEREAS, the approval of the Merger is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding common shares of Enterprise which are present and entitled to vote at the meeting called to approve the Merger;

WHEREAS, pursuant to certain provisions in Enterprise’s certificate of incorporation, a holder of shares of Enterprise’s common stock issued in the IPO may, if it votes against the Merger, demand that Enterprise convert such common shares into cash (“Conversion Rights”);

WHEREAS, the Merger cannot be consummated if holders of 30% (or 50% in the event the secondary charter proposal is approved at the Enterprise special meeting of stockholders to vote upon the Merger) or more of the Enterprise common stock issued in the IPO exercise their Conversion Rights.

NOW, THEREFORE, the undersigned parties agree as follows:

1.

Agreement to Make Purchases of Enterprise Common Stock.  Victory Park (and any other purchasers acceptable to Victory Park and Enterprise) agrees to use its reasonable best efforts to make simultaneous privately negotiated purchases of up to approximately 10,020,040 shares of Enterprise common stock at purchase prices not to exceed $9.98 per share (at the discretion of Enterprise) on or prior to November 3, 2009, provided that Enterprise agrees to enter into the form of forward contract (“Forward Contract”) attached hereto as Annex A with the purchaser of such shares of common stock in connection therewith. Purchases by Victory Park shall not begin until at least one business day after Enterprise publicly announces the entering into of this Agreement with respect to the Forward Contract.

2.

Fees.  In addition, in exchange for its services in aggregating blocks of shares for purchase by Victory Park from Enterprise stockholders that have indicated an intention to convert their shares of Enterprise common stock and or vote against the Merger, Enterprise shall pay to Victory Park on the earlier of (i) the Closing Date (as defined in the Forward Contract) or (ii) November 7, 2009 a fee equal to 1.0% of the cost to Victory Park of all Enterprise shares purchased by Victory Park from third parties; provided that Enterprise shall pay to Victory Park the greater of (a) the 1.0% fee set forth above or (b) $300,000 in the event that Enterprise does not provide Victory Park with notice by 9:00 a.m. EST on Thursday, October 22 that the aggregate value of the Enterprise shares to be purchased does not exceed $50 million.

3.

Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement, including, without limitation, legal fees and expenses and all other out-of-pocket costs and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses; provided that Enterprise shall pay up to $50,000 of the costs and expenses incurred by Victory Park in connection with the transactions contemplated by this Agreement, it being understood that Enterprise has, prior to the date hereof, deposited $25,000 of such $50,000 maximum amount with Victory Park in furtherance of the foregoing.

4.

Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.

Governing Law; Jurisdiction.  This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York.  Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive.  Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum and irrevocably waive trial by jury.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ENTERPRISE ACQUISITION CORP.

By: /s/ Marc H. Bell

Name: Marc H. Bell

Title: Treasurer

VICTORY PARK CAPITAL ADVISORS, LLC

By: /s/ Scott R. Zemnick

Name: Scott R. Zemnick

Title: General Counsel

Annex A